CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-pending), of Northeast Bancorp of our report dated August 11, 2006, relating to our audit of the consolidated financial statements for the year ended June 30, 2006 of Northeast Bancorp and Subsidiaries, which appear in the Annual Report on Form 10-K of Northeast Bancorp and Subsidiaries for the year ended June 30, 2008.

/s/ Baker Newman & Noyes

Limited Liability Company

Portland, Maine

January 30, 2009